As filed with the Securities and Exchange Commission on September 2, 2014

Registration No. 033-35760

Registration No. 033-57615

Registration No. 033-60837

Registration No. 033-63715

Registration No. 033-63717

Registration No. 033-64383

Registration No. 333-17987

Registration No. 333-41427

Registration No. 333-71839

Registration No. 333-91345

Registration No. 333-67442

Registration No. 333-67510

Registration No. 333-68958

Registration No. 333-107692

Registration No. 333-112615

Registration No. 333-131405

Registration No. 333-148011

Registration No. 333-184720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-35760

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-57615

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-60837

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63715

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63717

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-64383

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-17987

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41427

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-71839

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-91345

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67442

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67510

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-68958

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107692

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112615

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131405

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148011

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184720

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE HILLSHIRE BRANDS COMPANY

(Exact name of Registrant as specified in its charter)

Maryland	36-2089049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 South Jefferson Street

Chicago, Illinois 60607

(Address Of Principal Executive Offices)

SARA LEE CORPORATION 401(K) SUPPLEMENTAL SAVINGS PLAN;

PLAYTEX APPAREL, INC. SAVINGS AND PROFIT SHARING PLAN;

PLAYTEX APPAREL, INC. EMPLOYEES’ 401(K) RETIREMENT PLAN;

SPRING CITY KNITTING CO., INC. RETIREMENT SAVINGS PLAN;

SARA LEE CORPORATION EMPLOYEE STOCK PURCHASE PLAN;

SARA LEE CORPORATION EMPLOYEE STOCK RECOGNITION PLAN;

CONSULTING AND NONCOMPETITION AGREEMENT;

SARA LEE CORPORATION 1995 NON-EMPLOYEE DIRECTOR STOCK PLAN;

SARA LEE CORPORATION 1995 LONG-TERM INCENTIVE STOCK PLAN;

SARA LEE CORPORATION INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN;

SARA LEE CORPORATION U.K. SHARE SAVINGS SCHEME;

IRISH SHARE SAVINGS SCHEME;

SHARE PARTICIPATION SCHEME FOR IRELAND;

SARA LEE CORPORATION NETHERLANDS OPTION AND SHARE PLAN;

SARA LEE CORPORATION SHARE 2000 GLOBAL STOCK PLAN;

1998 LONG-TERM INCENTIVE STOCK PLAN;

EXECUTIVE DEFERRED COMPENSATION PLAN;

1999 NON-EMPLOYEE DIRECTOR STOCK PLAN;

CHOCK FULL O’NUTS INCENTIVE COMPENSATION PLAN;

EARTHGRAINS COMPANY 1996 STOCK INCENTIVE PLAN;

THE EARTHGRAINS COMPANY EMPLOYEE STOCK OWNERSHIP/401(K) PLAN;

GALLO SALAME MONEY ACCUMULATION PLAN FOR COLLECTIVELY BARGAINED EMPLOYEES;

PLAYTEX APPAREL, INC. RETIREMENT SAVINGS PLAN FOR HOURLY PUERTO RICAN EMPLOYEES;

SARA LEE CORPORATION PERSONAL PRODUCTS HOURLY RETIREMENT PLAN OF PUERTO RICO;

SARA LEE CORPORATION PERSONAL PRODUCTS RETIREMENT SAVINGS PLAN OF PUERTO RICO;

SARA LEE CORPORATION 2002 LONG-TERM INCENTIVE STOCK PLAN;

SARA LEE CORPORATION 401(K) PLAN;

SARA LEE CORPORATION 2005 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN;

SARA LEE CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN;

SARA LEE CORPORATION 1999 NON-EMPLOYEE DIRECTOR STOCK PLAN; and

THE HILLSHIRE BRANDS COMPANY 2012 LONG-TERM INCENTIVE STOCK PLAN

(Full titles of the plans)

Alison M. Rhoten, Esq.

Assistant General Counsel, Corporate & Securities

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

(312) 614-6000

(Name and address, telephone number, including area code, of agent for service)

With copies to:

George R. Bason, Jr., Esq.

Marc O. Williams, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of The Hillshire Brands Company, a Maryland corporation formerly known as the Sara Lee Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) previously filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement 033-35760, registering a total of 1,000,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Sara Lee Corporation 401(k) Supplemental Savings Plan, the Playtex Apparel, Inc. Savings And Profit Sharing Plan, the Playtex Apparel, Inc. Employees’ 401(k) Retirement Plan, the Playtex Apparel Retirement Savings Plan for Hourly Puerto Rican Employees and the Spring City Knitting Co., Inc. Retirement Savings Plan, which was filed with the SEC and became effective on July 6, 1990 and amended by Post-Effective Amendment No. 1 filed with the SEC on June 21, 1993 and Post-Effective Amendment No. 2 filed with the SEC on August 3, 1994.

2.	Registration Statement 033-57615, registering a total of 10,150,000 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation Employee Stock Purchase Plan and the Sara Lee Corporation Employee Stock Recognition Plan, which was filed with the SEC and became effective on February 7, 1995.

3.	Registration Statement 033-60837, registering a total of 416,667 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Consulting and Noncompetition Agreement, which was filed with the SEC and became effective on July 3, 1995.

4.	Registration Statement 033-63715, registering a total of 500,000 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation 1995 Non-Employee Director Stock Plan, which was filed with the SEC and became effective on October 26, 1995.

5.	Registration Statement 033-63717, registering a total of 28,428,746 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation 1995 Long-Term Incentive Stock Plan, which was filed with the SEC and became effective on October 26, 1995.

6.	Registration Statement 033-64383, registering a total of 2,000,000 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation International Employee Stock Purchase Plan, which was filed with the SEC and became effective on November 17, 1995.

7.	Registration Statement 333-17987, registering a total of 750,000 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation U.K. Share Savings Scheme, the Irish Share Savings Scheme and the Share Participation Scheme for Ireland, which was filed with the SEC and became effective on December 16, 1996.

8.	Registration Statement 333-41427, registering a total of 12,515,000 shares of Sara Lee Corporation Common Stock, $1.33 1/3 par value, issuable under the Sara Lee Corporation Netherlands Option and Share Plan, the Sara Lee Corporation Share 2000 Global Stock Plan and the Gallo Salame Money Accumulation Plan for Collectively Bargained Employees, which was filed with the SEC and became effective on December 3, 1997.

9.	Registration Statement 333-71839, registering a total of 60,000,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under, and a total of $10,000,000 in deferred compensation obligations under, the 1998 Long-Term Incentive Stock Plan and Executive Deferred Compensation Plan, which was filed with the SEC and became effective on February 5, 1999.

10.	Registration Statement 333-91345, registering a total of 4,200,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the 1999 Non-Employee Director Stock Plan and Chock Full O’Nuts Incentive Compensation Plan, which was filed with the SEC and became effective on November 19, 1999 and amended by Post-Effective Amendment No. 1 filed with the SEC on December 6, 2002.

11.	Registration Statement 333-67442, registering a total of 1,946,632 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Earthgrains Company 1996 Stock Incentive Plan, which was filed with the SEC and became effective on August 14, 2001.

12.	Registration Statement 333-67510, registering a total of 3,825,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Sara Lee Corporation Employee Stock Recognition Plan, which was filed with the SEC and became effective on August 14, 2001.

13.	Registration Statement 333-68958, registering a total of 5,000,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Earthgrains Company Employee Stock Ownership/401(k) Plan, the Gallo Salame Money Accumulation Plan for Collectively Bargained Employees, the Playtex Apparel, Inc. Retirement Savings Plan for Hourly Puerto Rican Employees, the Sara Lee Corporation 401(k) Supplemental Savings Plan, the Sara Lee Corporation Personal Products Hourly Retirement Plan of Puerto Rico and the Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico, which was filed with the SEC and became effective on September 5, 2001 and amended by Post-Effective Amendment No. 1 filed with the SEC on January 13, 2006.

14.	Registration Statement 333-107692, registering a total of 35,000,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Sara Lee Corporation 2002 Long-Term Incentive Stock Plan, which was filed with the SEC and became effective on August 6, 2003.

15.	Registration Statement 333-112615, registering a total of 15,000,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Sara Lee Corporation 401(k) Plan, which was filed with the SEC and became effective on February 9, 2004.

16.	Registration Statement 333-131405, registering a total of 3,500,000 shares of Sara Lee Corporation Common Stock, $0.01 par value, issuable under the Sara Lee Corporation 2005 International Employee Stock Purchase Plan, which was filed with the SEC and became effective on January 31, 2006.

17.	Registration Statement 333-148011, registering a total of $13,500,000 in deferred compensation obligations under the Sara Lee Corporation Executive Deferred Compensation Plan and a total of $500,000 in deferred compensation obligations under the Sara Lee Corporation 1999 Non-Employee Director Stock Plan, which was filed with the SEC and became effective on December 12, 2007.

18.	Registration Statement 333-184720, registering a total of 25,000,000 shares of Company Common Stock, $0.01 par value, issuable under The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan, which was filed with the SEC and became effective on November 2, 2012.

On July 1, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tyson Foods, Inc., a Delaware corporation (“Tyson”) and HMB Holdings, Inc., a Maryland corporation wholly owned by Tyson (“Offeror”), pursuant to which Tyson would acquire the Company. On August 28, 2014, pursuant to the Merger Agreement, after completion of a tender offer by Offeror for all of the outstanding shares of Company Common Stock, par value $0.01 (the “Shares”) at a price of $63.00 per Share, in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Tyson (the “Merger”). The Merger became effective on August 28, 2014 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, each Share (other than any Shares held by the Company, Tyson, any of Tyson’s subsidiaries (including Offeror) or any subsidiary of the Company) was converted into the right to receive the Offer Price. As a result of the consummation of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertaking made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Company that had been registered for issuance but remained unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 2nd day of September, 2014.

The Hillshire Brands Company

By:	/s/ Alison M. Rhoten
Alison M. Rhoten Assistant General Counsel, Corporate & Securities

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these post-effective amendments to the Registration Statements.